EXHIBIT 5

                                October 24, 2001

L.A.M. Pharmaceutical, Corp
800 Sheppard Avenue West, Commercial Unit 1
Toronto, Ontario
Canada M3H 6B4

         This letter will constitute an opinion upon the legality of the sale by L.A.M. Pharmaceutical, a Delaware corporation, of up to 15,204,592 shares of common stock, all as referred to in the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission. This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of L.A.M. of shares of common stock referred to in such Registration Statement.

         We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Delaware, an a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and, when issued in accordance with the terms and conditions set out in the Registration Statement, such shares of common stock, when sold, will be legally issued, fully paid and non-assessable.


                                        Very truly yours,

                                        HART & TRINEN, L.L.P.




                                        /s/ William T. Hart

                                        William T. Hart